UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or Section 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 18, 2025
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Abacus Global Management, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-39403 (Commission File Number)	85-1210472 (I.R.S. Employer Identification Number)
2101 Park Center Drive, Suite 200
Orlando, Florida 32835
(800) 561-4148
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
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Abacus Life, Inc.
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbols	Name of each exchange on which registered
Common stock, par value $0.0001 per share	ABL	The NASDAQ Capital Market LLC
Warrants, each whole warrant exercisable for one share of common stock at an exercise price of $11.50 per share	ABLLW	The NASDAQ Capital Market LLC
9.875% Fixed Rate Senior Notes due 2028	ABLLL	The NASDAQ Capital Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company    ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☒

Item 3.02. Unregistered Sales of Equity Securities
On March 18, 2025, Abacus Global Management, Inc., a Delaware corporation (the “Company”), entered into an agreement with Dynasty Financial Holdings LLC (“Dynasty”), pursuant to which the Company issued to Dynasty an aggregate of 5,000 shares of a newly created series of the Company’s preferred stock, par value $0.0001 per share, designated as the “Series A Convertible Preferred Stock,” in exchange for 400,000 Class A Interests of Dynasty, subject to customary terms and conditions.

The Company issued the Series A Convertible Preferred Stock in reliance upon the exemption from registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof. The Company relied upon representations, warranties, certifications and agreements of Dynasty in support of the satisfaction of the conditions contained in Section 4(a)(2) of the Securities Act.
The information about the Series A Convertible Preferred Stock set forth under Item 3.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02.
Item 3.03. Material Modifications to Rights of Security Holders
On March 18, 2025, the Company filed a Certificate of Designations (the “Certificate of Designations”) with the Secretary of State of the State of Delaware to designate 5,000 shares of the Series A Convertible Preferred Stock, representing $5 million aggregate liquidation preference, with the powers, designations, preferences and other rights as set forth therein. The Certificate of Designations became effective upon filing on March 18, 2025.
The Certificate of Designations provides that the Series A Convertible Preferred Stock will accumulate dividends at a rate per annum of 7.5% (the “Dividend Rate”) of the initial liquidation preference of $1,000.00 per share (the “Initial Liquidation Preference”), which may be paid in kind at the Company’s option.
The Series A Convertible Preferred Stock ranks senior to the Common Stock with respect to the payment of dividends and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Company. Subject to certain exceptions, no dividend or other distribution will be declared or paid on the Common Stock, unless, at the time of such declaration and payment, an equivalent dividend or distribution is declared and paid on the Series A Convertible Preferred Stock.
The Series A Convertible Preferred Stock may be redeemed by the Company, in whole but not in part, at its election at any time on or after the date that is three (3) years after March 18, 2028 and in certain other situations. In addition, holders may require the Company to repurchase all or a portion of the Series A Convertible Preferred Stock upon the occurrence of a Change of Control (as defined in the Certificate of Designations).
Holders will have the right to convert their shares into a number of shares of Common Stock equal to the product of (A) the conversion rate in effect immediately before the close of business on the conversion date for such conversion, which shall initially be 100.0000 shares of Common Stock per one thousand dollars ($1,000.00) of liquidation preference of the Series A Convertible Preferred Stock and (B) the quotient obtained by dividing (I) the sum of (x) the liquidation preference of such shares of Series A Convertible Preferred Stock immediately before the close of business on such conversion date and (y) an amount equal to accumulated and unpaid Regular Dividends on such shares of Series A Convertible Preferred Stock to, but excluding, such conversion date (but only to the extent such accumulated and unpaid Regular Dividends are not included in the liquidation preference referred to in the preceding clause (x)), by (II) the Initial Liquidation Preference per share of Series A Convertible Preferred Stock. The initial conversion rate is subject to customary anti-dilution adjustments.
The Series A Convertible Preferred Stock has no stated maturity, is not subject to any sinking fund and will remain outstanding indefinitely unless redeemed or repurchased by the Company or converted into Common Stock.
Subject to the terms of the Certificate of Designations, holders of the Series A Convertible Preferred Stock generally will be entitled to vote on an as-converted basis together as a single class with the holders of the Common Stock on each matter submitted for a vote or consent by the holders of the Common Stock, subject to limitation as needed to comply with Nasdaq listing standards for the Common Stock.
The foregoing description of the terms of the Series A Convertible Preferred Stock is qualified in its entirety by reference to the Certificate of Designations, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 3.03.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
The information about the Certificate of Designations set forth under Item 3.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 5.03.
Item 9.01. Financial Statement and Exhibits
(d) Exhibits

Exhibit Number	Exhibit Description
3.1	Certificate of Designations of Abacus Global Management, Inc., designating the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share.
104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Abacus Life, Inc.
(Registrant)

Date: March 24, 2025	By:	/s/ Jay Jackson
	Name:	Jay Jackson
	Title:	Chief Executive Officer